Exhibit 99-3

Curian Funds
Fidelity Bond Coverage Requirements
Determination Date: 9/29/14

		Total Assets (as of 9/29/14)	Minimum Amount of Bond for Joint Coverage

	Curian Series Trust	1,980,550,827	1,500,000
	Curian Variable Series Trust	8,406,573,943	2,500,000
		Total	$ 4,000,000

		Current Bond Coverage	$ 4,200,000	[1,2]

		Excess Coverage	$ 200,000

[1]	Expires September 30, 2014
Federal Insurance Company ("Chubb")
[2]	Bond coverage is in the amount of $4.2 million (with a growth in size provision up to the amount of $5 million)